Exhibit 21

Subsidiaries of Registrant

Name of Company	Jurisdiction of Incorporation

Synergetics, Inc.	Missouri

Synergetics IP, Inc.	Delaware

Synergetics Delaware, Inc.	Delaware

Synergetics Development Company, L.L.C.	Missouri
(Wholly Owned Subsidiary of Synergetics, Inc.)

Medimold, L.L.C.	Missouri
(Wholly Owned Subsidiary of Synergetics, Inc.)

Synergetics Germany GmbH	Germany
(Wholly Owned Subsidiary of Synergetics Delaware, Inc.)

Synergetics Italia, Srl	Italy
(Wholly-Owned Subsidiary of Synergetics Delaware, Inc.)

Synergetics Surgical Australia PTY, Ltd.	Australia
(Wholly Owned Subsidiary of Synergetics Delaware, Inc.)

Synergetics France, SARL	France
(Wholly Owned Subsidiary of Synergetics Delaware, Inc.)